Exhibit 10.4

DATED 7 MAY 2013

W.W.I. EUROPEAN SERVICES, LIMITED	(1)

- and -

MELANIE (STUBBING) STACK	(2)

CONSULTANCY AGREEMENT

CONSULTANCY AGREEMENT

This Agreement is made on 7 May, 2013

BETWEEN:

(1)

W.W.I. European Services, Limited, an overseas company registered in the U.S.A. at 17th Floor, 11 Madison Avenue, New York, NY10010, United States; with an establishment address in the U.K. of Millennium House, Ludlow Road, Maidenhead, SL6 2SL and registered as an overseas company at Companies House (registered number FC010177 and establishment number BR001887) (the “Company”); and

(2)	Melanie (Stubbing) Stack, of [Redacted] (“you”).

INTERPRETATION:

In this Agreement

“Group Company” means any company which is a parent undertaking (as defined by the Companies Act 2006) of the Company or a subsidiary undertaking (as defined by the Companies Act 2006) of any such parent undertaking or of the Company from time to time.

WHEREAS:

The Company wishes to engage you to provide services in the capacity of an independent consultant and you have agreed to provide the services on the terms set out in this Agreement.

IT IS AGREED:

1.	COMMENCEMENT AND TERM

1.1	This Agreement shall commence on 13 May 2013 and terminate on 31 August 2013 or such other time as may be agreed by the Parties in writing.

2.	SERVICES

2.1	You shall provide the services set out in the Schedule together with such other services for the Company or any Group Company as may be agreed from time to time (the “Services”) in accordance with the procedures detailed in the Schedule. The Services shall be carried out by you in a timely and professional manner and with all due skill and care.

2.2	On request you will promptly provide any information that the Company may reasonably require about or in connection with the performance of the Services.

2.3	You shall be entitled to perform the Services at the Company’s office and the Company shall make “hot desks” available to you.

3.	TIME FOR PROVISION OF SERVICES

3.1	You shall provide your services on such days as may be required by the Company and for such hours as may be necessary for the proper provision of the Services.

4.	FEES AND EXPENSES

4.1	In consideration of the provision by you of the Services the Company shall pay you a fee of £1,500 per day (plus VAT if appropriate) payable within 30 days of the presentation by you of your monthly invoice. Your monthly invoice shall list the days worked and Services provided in the relevant month and shall be presented on the last working day of the month to which the invoice relates.

4.2	No fee shall be payable to you where you are prevented from providing the Services through injury or illness. You shall notify the Company as soon as possible if you are unable to provide the Services through illness or injury.

4.3	The Company shall reimburse you for any out of pocket expenses reasonably and properly incurred by you in the provision of the Services on presentation of an invoice and such additional supporting receipts as the Company shall require.

5.	TERMINATION

5.1	Notwithstanding the provisions of clause 1.1 the Company shall be entitled to terminate this Agreement with immediate effect and with no liability to make any further payment to you (save in respect of Services already provided) if you:

(a)	commit any serious or repeated breach or non-observance of your obligations under this Agreement;

(b)	fail to perform the Services or any part of them to the Company’s reasonable satisfaction;

(c)	are convicted of a criminal offence;

(d)	commit any act of dishonesty or other act that brings or could bring you or the Company into disrepute; or

(e)	commit any serious or repeated breach or non-observance of any of the Company’s policies which you have been notified are applicable to consultants and contractors.

6.	CONFIDENTIALITY

6.1	You acknowledge that in the course of providing the Services you will have access to Confidential Information (as defined in clause 6.3). You have therefore agreed to accept the restrictions set out in this clause.

6.2	You shall not (except in the proper course of providing the Services) either during the term of this Agreement or at any time after its termination, use or disclose to any person, firm or company (and shall use your best endeavours to prevent the publication of or disclosure of) any Confidential Information. This restriction does not apply to:

(a)	any use or disclosure authorised by the Company or required by law; or

(b)	any information which is already in, or comes into, the public domain otherwise than through any unauthorised disclosure by you.

6.3	In this clause Confidential Information shall mean information (whether or not recorded in documentary form, or stored electronically or otherwise) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets and other commercially sensitive information including without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its or their business contacts including.

7.	COMPANY PROPERTY

7.1	All originals and copies of documents, manuals, books, materials, correspondence and other papers, data and information (on whatever media and wherever stored) which are:

(a)	supplied or provided to you by the Company or any Group Company and relate to the Services or the business or affairs of the Company or any Group Company or any of its or their business contacts; or

(b)	prepared by you or produced, maintained or stored as a result of providing the Services (whether on the Company’s computer systems or on any other electronic equipment or otherwise)

constitute Company Property and are and/or shall be the sole and exclusive property of the Company.

7.2	On termination of this Agreement or upon request by the Company you shall immediately:

(a)	return to the Company any Company Property (as defined in clause 7.1(a)) together with any keys and any other equipment or property of the Company or any Group Company, including any computer hardware or software, which are in your possession or under your control;

(b)	irretrievably delete any information relating to the business of the Company or any Group Company stored electronically which is in your possession or under your control outside the premises of the Company and not held on Company systems; and

(c)	provide a signed statement that you have complied fully with your obligations under this clause 7.2.

8.	INVENTIONS

8.1	All intellectual property (including without limitation patents, copyright and related rights) conceived by or made by you in the course of providing the Services shall belong to the Company and you assign and agree to assign any such interest in existing and future intellectual property to the Company or its nominee. If requested to do so you will, at the Company’s expense, execute all applications, assignments or other documents necessary to give effect to such assignment. You hereby irrevocably waive all moral rights under the Copyright Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works.

9.	INDEMNITY

9.1	You agree to indemnify and keep indemnified the Company and any Group Company on demand against all actions, claims, costs, liabilities and losses which may be made against it or which it may suffer or incur as a consequence of or which relate to or arise directly or indirectly from any breach by you of the terms of this Agreement.

10.	OTHER ACTIVITIES

10.1	You may provide services to third parties while this Agreement is in force but you agree that you shall avoid putting yourself in a position where your other assignments conflict with the provision of the Services and your obligations to the Company under this Agreement or under clause 4 of the Letter of Termination by Mutual Agreement dated 7 May 2013.

11.	STATUS

11.1	For the avoidance of doubt, it is agreed that you are entering into this Agreement as an independent contractor. Nothing in this Agreement shall constitute a partnership between the Company and you. You shall not be an agent, worker or employee of the Company and you do not have and will not hold yourself out as having the authority or power to bind the Company or to contract in the name of or create liability against the Company in any way and for any purpose save as expressly authorised in writing by the Company from time to time.

11.2	You shall be fully responsible for and shall indemnify the Company in respect of:

(a)	any income tax, National Insurance and social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Services where such recovery is not prohibited by law; and

(b)	any liability (including reasonable costs and expenses) for any employment related claim or any claim that you are an employee or worker as defined by sections 230(1) and (3) of the Employment Rights Act 1996 brought by you against the Company arising out of or in connection with the provision of the Services.

11.3	Each of the foregoing provisions is a separate provision which shall apply and survive even if for any reason one or other of them is held inapplicable or unreasonable in any circumstance.

11.4	If you or the Company receive any enquiry from a relevant tax authority in relation to the payment of any tax or National Insurance under this Agreement then each party shall as soon as reasonably possible inform the other of the fact that the enquiry has been made and of its nature.

12.	APPLICABLE LAW

12.1	This Agreement shall be governed by, construed and take effect in accordance with English law. The courts of England shall have exclusive jurisdiction over any claim arising out of or in connection with this Agreement.

13.	GENERAL

13.1	Save for any Group Company, a person, firm or company which is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

13.2	With respect to the subject matter hereof, this Agreement constitutes the entire agreement and understanding between the parties and supersedes any previous agreement, arrangement or understanding.

13.3	If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement shall not be affected. If any of the restrictions contained in any of the clauses is void, but would have been valid if some part of the clause were deleted, the restriction in question shall apply with such modifications as may be necessary to make it valid.

13.4	This Agreement may be executed in separate counterparts, and such counterparts when executed and delivered shall be an original.

THE SCHEDULE

1.	You shall perform any tasks which are mutually agreed between you and the Company, including those with respect to the C3PO Project, and which will then be assigned to you in your capacity as an independent consultant.

2.	Your point of contact within the Company is Mr James Chambers, President and Chief Operating Officer or such other employee of the Company as the Company may nominate from time to time.

3.	If requested by the Company, you shall provide contact on a weekly basis with information about your progress with the tasks agreed pursuant to paragraph 2 and whether the agreed timescales have been or are likely to be achieved.

Signed by David Kirchhoff

for and on behalf of W.W.I. European Services, Limited

/s/ David Kirchhoff

Signed by Melanie (Stubbing) Stack

/s/ Melanie Stubbing Stack